UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2016

PRESTIGE BRANDS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32433	20-1297589

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 White Plains Road, Tarrytown, New York 10591

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (914) 524-6800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 22, 2016, Medtech Products Inc., a Delaware corporation and a wholly owned subsidiary of Prestige Brands Holdings, Inc. (the “Purchaser”), and AETAGE LLC, a Delaware limited liability company and a wholly owned subsidiary of the Purchaser (“Merger Sub”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with C.B. Fleet TopCo, LLC, a Delaware limited liability company (“Fleet”), and Gryphon Partners 3.5, L.P., a Delaware limited partnership, solely in its capacity as the Sellers’ Representative (as defined in the Merger Agreement). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Fleet, with Fleet being the surviving entity, and Purchaser becoming the parent and sole equityholder of Fleet (the “Transaction”).

Fleet is a privately-held limited liability company and the indirect parent company of C.B. Fleet Company, Incorporated, a Virginia corporation (“C.B. Fleet”). C.B. Fleet is headquartered in Lynchburg, Virginia, and manufactures, develops, markets, sells, and distributes over-the-counter health care products. The Company expects the Transaction to close in the fourth quarter of Fiscal 2017.

Summary of the Terms of the Merger Agreement

The total purchase price payable by the Purchaser in connection with the Transaction is $825 million, subject to certain closing adjustments based on the cash, indebtedness, transaction expenses, and working capital of Fleet and its subsidiaries at the closing, with $4.125 million to be held in an escrow account for fifteen months to cover certain indemnification claims by Purchaser.

The closing of the Transaction is subject to the satisfaction or waiver of certain customary conditions to closing including, among others, the absence of any law, regulation, order, or injunction prohibiting the Transaction and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Each party’s obligation to consummate the Transaction is subject to certain other customary conditions, including the accuracy of the representations and warranties of the other parties (generally subject to a material adverse effect standard) and compliance by the other parties with their obligations under the Merger Agreement (generally subject to a materiality standard).

The Merger Agreement contains customary representations, warranties, and covenants, as well as indemnification provisions that are subject to specified limitations, including recourse to a representation and warranty insurance policy (in addition to the indemnification escrow discussed above).

The Merger Agreement also contains certain customary termination rights for each of Purchaser and Merger Sub and the Sellers’ Representative. The Merger Agreement may be terminated by either Purchaser and Merger Sub or the Sellers’ Representative if the closing of the Transaction has not occurred prior to June 20, 2017, or a later date that the parties agree. The Merger Agreement may also be terminated by either Purchaser and Merger Sub or the Sellers’ Representative if the other party is in breach of the Merger Agreement such that it has not met its closing conditions, and has not or is not able to cure such breach.

The foregoing description of the terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. The Company expects to file a copy of the Merger Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended December 31, 2016.

The Merger Agreement contains various representations and warranties made by the parties solely for purposes of the Merger Agreement and as of specific dates set forth therein, which were the product of negotiations, and may be subject to important qualifications and limitations included in confidential disclosure schedules of the Merger Agreement. Certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the parties, rather than establishing matters of fact. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the parties that may be different from those applicable to the Company’s stockholders. Additionally, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, such representations and warranties in the Merger Agreement may not constitute the actual state of facts about Fleet, its subsidiaries, Prestige Brands Holdings, Inc. (the “Company”), or Purchaser. Stockholders of the Company are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Fleet (or any of its subsidiaries), the Company, or Purchaser or any of their respective subsidiaries or affiliates.

Item 7.01 Regulation FD Disclosure.

On December 22, 2016, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. In addition, the Company is providing supplemental information regarding the Transaction in the investor presentation slides attached hereto as Exhibit 99.2.

The information in this Item 7.01 and the exhibits attached hereto are being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference into those filings of the Company that provide for the incorporation of all reports and documents filed by the Company under the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits

See Exhibit Index immediately following the signature page.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESTIGE BRANDS HOLDINGS, INC.

Date: December 23, 2016	By:	/s/ William P’Pool
Name: William P’Pool
Title: General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated December 22, 2016 (furnished only).
99.2	Investor Presentation dated December 23, 2016 (furnished only).